Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 12, 2005, relating to the financial statements and financial statement schedule of Sigma Designs, Inc. (Company), and our report dated April 12, 2005 on the Company's internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of Sigma Designs, Inc. for the year ended January 31, 2005.

/s/ Deloitte & Touche LLP

San Jose, California
October 6, 2005